Exhibit 99.1

Contact: Les Nelson
Director – Investor Relations
(309) 347-9709

Aventine CFO Resigns

PEKIN, IL, (February 16, 2009) - Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), today announced that it’s Chief Financial Officer, Ajay Sabherwal, has resigned, with regrets, to pursue another opportunity.

Ron Miller, Aventine’s President and CEO said, “Ajay has been an important part of Aventine’s management team and has made significant contributions to our Company over the past three years.  We will miss him and wish him and his family the very best.”

About Aventine

Aventine is a leading producer and marketer of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten meal, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.